STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Marlin Energy Offshore, L.L.C., formerly known as Duke Energy Hydrocarbons, L.L.C.

2.	The Certificate of Formation of the Limited Liability Company is hereby amended as follows: The name of the Limited Liability Company is changed to “Energy XXI GOM, LLC”.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 5th day of April, 2006.

By:	Energy XXI Gulf Coast, Inc.,
Sole Member

	By:	/s/ John D. Schiller, Jr.
John D. Schiller, Jr.
Chief Executive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
DELIVERED 02:05 PM 04/05/2006
FILED  01:56 PM  04/05/2006
SRV 060321257  -  3036146 FILE